EXHIBIT 4.94

                    LETTER OF CREDIT REIMBURSEMENT AGREEMENT

THIS AGREEMENT, dated as of November 4, 1998, is between BANKUNITED, FSB, having its principal office at 255 Alhambra Circle, Coral Gables, Florida 33134 (the "Member"), and FEDERAL HOME LOAN BANK OF ATLANTA, Atlanta, Georgia (the "Bank").

WHEREAS, the Member proposes to issue from time to time its promissory notes in an aggregate principal amount up to $500 million (the "Senior Notes"), pursuant to an Indenture to be dated as of November 4, 1998, a copy of which has heretofore been furnished to the Bank (the "Indenture") between the Member and The Bank of New York, as Trustee (the "Beneficiary"), to which the Bank shall join as a consenting party; and

WHEREAS, the issuance of the Senior Notes will provide funds to the Member that will promote home financing or housing activity and encourage and assist the Member's asset and liability management; and

WHEREAS, to provide for the payment of interest, principal and Redemption Premium (as defined in the Indenture), if any, on the Senior Notes, the Member has requested the Bank to issue its letter of credit in the form attached as Exhibit A hereto (such letter of credit, as the same may from time to time be supplemented or amended, being hereinafter referred to as the "Credit") for the benefit of the Beneficiary, whereby the Bank would agree, subject to the terms and conditions set forth therein, to honor drawings by the Beneficiary in such amount as is set forth in the outstanding Credit (such amount, as the same may from time to time be changed subject to the terms and conditions herein, being hereinafter referred to as the "Credit Amount"); and

WHEREAS, in connection with the issuance of the Credit, the Member on the date hereof (the "Closing Date") delivered to the Bank (i) the written opinion of counsel to the Member dated as of the Closing Date in the form referred to in
Section 5(a) of the Distribution Agreement dated as of November 4, 1998 (the "Distribution Agreement"), between the Member, Credit Suisse First Boston Corporation, PaineWebber Incorporated, and Prudential Securities Incorporated (the "Agents") and (ii) certified copies of the resolutions of the Board of Directors of the Member referred to in Section 301(c) of the Indenture; and

WHEREAS, the Bank is issuing the Credit on the date hereof with an initial Credit Amount of $225,000,000.00 and an initial expiration date as of the close of business of the Bank on November 4, 2008 (such initial expiration date as the same may be extended in the manner provided herein is hereinafter referred to as the "Expiration Date"); and


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WHEREAS, the Member and the Bank have entered into an Advances, Specific
Collateral Pledge and Security Agreement dated March 30, 1998 (such agreement, including any amendments thereto and any successor agreement that may be entered into by the Member and the Bank in substitution for such agreement, is hereinafter referred to as the "Advances Agreement"), whereby the Bank may advance funds to the Member from time to time under the terms and conditions thereof; and

WHEREAS, subject to the provisions of the Federal Home Loan Bank Act (the "Act"), and the regulations and guidelines of the Federal Housing Finance Board ("FHFB") or any successor entity (the "Regulations"), and the Bank's Credit Policy, the Bank is authorized to issue the Credit.

NOW, THEREFORE, the Member and the Bank agree as follows:

1.   The Credit.

     (a) CONFIRMATION. The Member agrees to be bound by the terms and conditions contained herein, and in the Confirmation of Letter of Credit, in the form attached hereto as Exhibit B (the "Confirmation"), issued with respect to the Credit.

     (b) APPLICATIONS. From time to time during the period this Agreement is effective, the Member may submit applications under the Credit, in the form and manner to be provided by the Bank, which applications the Bank may deny on grounds that (i) the Member fails to meet the Bank's guidelines for extension of credit; (ii) the purpose of the underlying obligation supported by the Credit is contrary to the Act, Regulation or policies applicable to advances and letters of credit established by the FHFB, any successor entity, or the Board of Directors of the Bank;
         (iii) the Bank determines that approval of such application would expose the Bank to an unreasonable risk; or (iv) such other reasons as the Bank may reasonably establish.

     (c) AMENDMENTS TO CREDIT. From time to time during the currency of the Credit, the Bank agrees that it will, subject to the terms and conditions set forth herein, supplement or amend the terms of the Credit, upon the application of the Member. The obligation of the Bank to supplement or amend the terms of the Credit, including any increase in the Credit Amount or any extension of the Expiration Date of the Credit, is subject to the fulfillment, at no cost to the Bank, of the following conditions precedent: (i) the Bank shall have received by 2:00 p.m., Atlanta time, in form and substance reasonably satisfactory to it, one business day's prior oral and written notice from the Member of the effective date; (ii) the representations and


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         warranties of the Member contained in Section 6 hereof shall be true and correct as of the effective date of such change as though made upon and as of such date; (iii) no event shall have occurred and be continuing, or would result from the change of the Credit, which would constitute an Event of Default under this Agreement or would constitute such an Event of Default but for the requirement that notice be given or time elapse or both; (iv) no change shall have occurred in any federal, state or foreign law or regulation or in the interpretation thereof which, in the opinion of counsel for the Bank, may make it impermissible for the Bank to change the Credit as contemplated hereby; and (v) the Member shall have submitted an application for the amendment to the Credit in the form to be provided by the Bank, which application the Bank may deny on the grounds set forth in Section 1(b)(i)-(iv) hereof. The Expiration Date of the Credit may be extended by an amendment to the terms of the Credit pursuant to this Section 1(c), provided that the period from the date such extension is effective through the Expiration Date shall not exceed such period as the Act, the Regulations, and the Bank's Credit Policy may allow. The Bank's approval of (A) an increase in the Credit Amount pursuant to this Section 1(c) shall be evidenced by a Certificate Increasing Credit Amount in the form attached hereto as Exhibit C, an original copy of which will be sent by the Bank to the Beneficiary by overnight mail; and (B) an extension in the Expiration Date pursuant to this Section 1(c) shall be evidenced by a Certificate Renewing Letter of Credit by Amending Expiration Date to Later Date in the form attached hereto as Exhibit D.

         Upon the Bank's issuance of any amendment of the Credit, the Member shall promptly sign and return to the Bank the Confirmation of Amendment to Letter of Credit, in the form attached hereto as Exhibit E (the "Amendment Confirmation"), setting forth the terms upon which the Bank and the Member have agreed with respect to the amendment to the Credit. Notwithstanding the foregoing, however, the failure of the Member to deliver to the Bank, prior to the effective date of any amendment of the Credit as specified in the related Amendment Confirmation, written notice to the Bank specifying any disputed term or condition set forth in the Amendment Confirmation shall constitute the agreement and acknowledgment by the Member that the terms and conditions of the Credit as amended are valid and are those which the Member requested and by which the Member agreed to be bound, and the Member shall be estopped from asserting any claim or defense with respect to the repayment of any draw under the Credit as amended or otherwise with respect to those terms and conditions.

     (d) REDUCTION OF CREDIT AMOUNT. From time to time and at any time


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         during the currency of the Credit, the Member may request the Bank to reduce the undrawn Credit Amount by such amount as specified in a Certificate Regarding Reduction of Credit, in the form attached as Exhibit F hereto (the "Reduction Certificate"), presented to the Bank by the Beneficiary under the Credit, provided, however, that the Bank is entitled to rely upon the Reduction Certificate as presented. The Credit Amount shall be reduced automatically in accordance with the related Reduction Certificate upon receipt of the same by the Bank.

2. PAYMENTS UNDER THE CREDIT. For purposes of this Agreement and the Advances Agreement the Credit Amount plus any unreimbursed payment made by the Bank shall constitute "Advances" by the Bank to the Member and "Advances" as such term is used in the Advances Agreement. The Member agrees that any such payment made by the Bank under the Credit shall be reimbursed by the Member unconditionally and immediately upon demand by the Bank. Upon the Bank's receipt of a certificate demanding payment under the Credit, the Bank will make an oral or written demand to the Member for reimbursement. Any oral demands by the Bank for reimbursement shall be confirmed concurrently in writing. For purposes of this Section 2, an Advance shall be deemed to have been reimbursed immediately if payment is received by the Bank (or credited to the Member's account) not later than 2:00 p.m., Atlanta time, on the next Business Day after an oral or written demand for reimbursement has been made by the Bank. Any failure by the Member to provide such immediate reimbursement shall constitute a default under this Agreement. The Member agrees to pay the Bank interest on such amounts in default at the rate in effect and charged by the Bank from time to time on overdrafts on demand deposit accounts of its members, but in no event more than any applicable limit set by Regulations. Nothing herein shall prevent the Member from applying for an Advance under any other advance plan of the Bank for the funding of such reimbursement. The Member agrees to pay any reasonable costs of collection including reasonable attorneys' fees, if such reimbursements are collected by or through an attorney at law. The Member hereby authorizes the Bank to debit the Member's demand account(s) with the Bank for any and all reimbursement due the Bank and for all fees, charges and other amounts payable in connection with the Credit hereunder. In the event that the balance in such demand account(s) is insufficient to pay such amounts, the Bank may without prior notice to the Member apply any other deposits, credits, monies or other property of the Member then in the possession of the Bank (and not held as bailee for a third party) to the payment of such due and payable amounts. The Bank will promptly notify the Member following the taking of any such action.

     Upon any payment by the Bank of a drawing under the Credit, the Credit Amount shall be reduced as provided in the Credit, and by the close of


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     business on the fifth Business Day after the date of such drawing the
     Credit Amount shall be reinstated by the amount of such drawing provided that the Beneficiary has received from the Bank by telecopy or otherwise, a Certificate Reinstating the Credit Amount substantially in the form of Exhibit G hereto with respect to such drawing. The Bank will reinstate the Credit Amount, provided that each of the following conditions shall be satisfied by 12:00 noon, Atlanta time, on the fifth Business Day following the date of demand by the Beneficiary under the Credit (i.e., the submission by the Beneficiary of a conforming drawing certificate under the Credit): (a) the Bank shall have been reimbursed in full by the Member for the amount of any payment made, or to be made as a result of such drawing, by the Bank under the Credit, together with interest thereon as provided herein; (b) the Bank shall have received from the Member a written request for such reinstatement; and (c) the Bank shall not have determined that there has occurred and is continuing an "Event of Default" or any event which with the giving of notice or the passage of time or both would constitute such an Event of Default.

3. COLLATERAL AND SECURITY INTEREST. In consideration of the issuance of the Credit and to secure all Advances and all of the other obligations of the Member hereunder, the Member hereby assigns, transfers and pledges to the Bank and grants to the Bank a security interest in all collateral now or hereafter pledged to the Bank under the Advances Agreement and applicable Bank Credit and Collateral Policies ("Collateral"). The terms and conditions in the Advances Agreement applicable to security and collateral shall apply to Advances to the same extent and in the same manner in which they apply to advances made under the Advances Agreement. Without limiting the generality of the foregoing, the collateral requirements otherwise applicable to Advances made by the Bank under the Advances Agreement and applicable Bank Credit and Collateral Policies shall apply to Advances hereunder, and the amount of Collateral that the Member is required to pledge to the Bank shall be based on the amount of outstanding Advances to the Member under the Advances Agreement plus Advances hereunder.

4. ACCEPTANCE AND HONOR OF CREDIT. The Bank agrees to: (a) accept and pay drafts or other documents requesting payment under the Credit drawn in conformity with this Credit; (b) honor drafts or other documents requesting payment drawn under the Credit for less than or equal to the Credit Amount; (c) accept or pay, as complying with the terms of the Credit, any drafts or other documents requesting payments signed or issued by any trustee in bankruptcy, debtor-in-possession, assignee for benefit of creditors, liquidator, receiver, conservator, attorney-in-fact or other representative of the Beneficiary or of any successor or assign approved in writing by the Bank; (d) accept or pay any drafts or other


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     documents requesting payment dated and presented on or before the
     Expiration Date of the Credit, regardless of when drawn and when or whether negotiated; and (e) accept documents of any character which comply with the terms of the Credit.

5. FEES AND OTHER CHARGES. The Member agrees to pay the Bank, on demand, any and all reasonable charges and expenses (including, but not limited to, attorneys' and accountants' fees and expenses) paid or incurred by the Bank in connection with the preparation, negotiation and enforcement of this Agreement or any amendment hereto. In addition, the Member agrees to pay to the Bank the applicable fees for the establishment and maintenance of the Credit issued hereunder (plus any applicable fees for any increase, extension, amendment, renewal or partial renewal thereof) as shall be contemplated by the Bank's Credit Policy and by that certain letter agreement of even date herewith between the Bank and the Member. The Member agrees to pay or reimburse the Bank, upon its request, for all reasonable third party expenses incurred by the Bank in the administration of the Credit.

6. MEMBER'S WARRANTIES, REPRESENTATIONS AND COVENANTS. The Member represents, warrants and covenants to the Bank that the following are and shall remain true, complete and correct as of the date hereof and for so long as the Credit shall be outstanding: (a) this Agreement has been duly and validly executed and delivered by the Member and its execution, delivery and performance have been authorized by all necessary corporate action on behalf of the Member; (b) neither this Agreement nor the Credit nor any transaction to which this Agreement or the Credit relates violates any law or regulation applicable to the Member, including, without limitation, any applicable federal or state securities laws and regulations; (c) the Member has duly entered into the Advances Agreement and the same is currently in full force and effect; and (d) the Member will maintain one or more demand accounts with the Bank at all times during which any Credit issued hereunder remains outstanding.

     In addition, the Member represents and warrants to the Bank as of the date hereof and as of each subsequent date contemplated in Section 1of the Distribution Agreement to the same effect as set forth in and contemplated by Section1 of the Distribution Agreement, and the Member further agrees that each confirmation of the parties' agreement to an amendment to the Credit as evidenced by the Member's signing and returning to the Bank an Amendment Confirmation in accordance with Section 1 hereof shall be deemed
     (a) an affirmation by the Member that its representations, warranties and covenants as set forth in this Section 6 are true and correct at the time of return of the related Amendment Confirmation to the Bank, as though made at and as of each such


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     time, (b) an undertaking that such representations and warranties will be true and correct at the time such amendment to the Credit becomes effective and (c) an affirmation by the Member that it is in compliance with its covenants as set forth in this Section 6.

     The Member covenants to the Bank that (a) it will furnish to the Bank copies of the financial statements and other documents as contemplated by
     Section 5 of the Distribution Agreement at such time as the same are furnished to the Agents thereunder, (b) it will immediately inform the Bank as to any matters notice of which is given to the Agents pursuant to
     Section 5 of the Distribution Agreement, and (c) it will furnish to the Bank, a reasonable time prior to the use thereof, any Offering Circular (as defined in the Distribution Agreement) or other material which the Member proposes to use in connection with the offer or sale of the Senior Notes which refers to the Bank or the Credit and that it will not use any Offering Circular (as defined in the Distribution Agreement) or other material to which the Bank has objected.

7. LIABILITIES AND RESPONSIBILITIES OF THE BANK. It is agreed that the Bank shall not be responsible for, and no obligation of the Bank under the Credit shall be affected by or in respect of: (a) the use which may be made of the Credit or any act or omission of any Beneficiary or assignee of the Credit; (b) the validity, authenticity, sufficiency, completeness, genuineness or collectibility of any drafts, instruments, notices of default, or other documents, including endorsements and signatures thereon; (c) any breach of contract (other than in respect of the Senior Notes), including, without limitation, the Distribution Agreement between the Member and any other party other than the Bank; (d) compliance with or circumstances resulting from the existence or exercise of applicable laws, regulations, customs, controls or restrictions by any government or by any group asserting or exercising de facto or de jure governmental powers; (e) any failure of drafts or other evidences of withdrawal to bear reference or adequate reference to the Credit, or failure of any person to surrender, take up or forward the Credit, or to note thereon any withdrawal thereunder, each of which requirements the Bank may waive even if included in the Credit; (f) any errors, omissions, interruptions or delays in transmission or delivery of any messages, however sent and whether plain or in code or cipher, or errors in translation or in interpretation of technical or other terms, absent the Bank's gross negligence or bad faith; (g) any event, fact or condition beyond the control of the Bank; and (h) without limiting the foregoing, any act or omission of the Bank or any confirming or advising bank or any of the Bank's correspondents, agents or subagents done or omitted in good faith (excepting, however, any such act or omission that contravenes the Bank's obligations under the governing laws and


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     authorities referred to in Section 11 of this Agreement). The Bank is expressly authorized and directed to honor any draft or other request for payment which is made under and in compliance with the Credit without regard to, and without any duty to inquire into, the existence of any disputes or controversies between the Member, the Beneficiary or any other person or firm, or their respective rights, duties or liabilities or whether any fact or event referred to in any notice of default or other document presented under the Credit is true and correct. Except for the obligation of the Bank set forth in the last sentence of Section 2 hereof, the sole obligation of the Bank to the Member in connection with drawings under the Credit is limited to honoring requests for payment made under and in compliance with the Credit, and the Bank shall have no liability to the Member in connection with any such drawing even though the Bank may have prepared the Credit or any notice of default or other document required to be presented thereunder and even though the Bank may otherwise be aware of facts concerning the transaction which gives rise to the drawing under the Credit.

8.   EVENTS OF DEFAULT. The following occurrences shall be Events of Default:
     (a) any Event of Default as defined in the Advances Agreement; (b) the failure of the Member to pay any amount due hereunder; (c) the breach by the Member of, or the failure by the Member to comply in all respects with, any covenant, agreement, term or condition under or in connection with this Agreement if the Member shall not have cured such breach or failure within 10 days after notice thereof from the Bank; (d) any failure at any time of any representation or warranty or information, furnished by the Member to the Bank in any context, to be and remain true, correct and complete in all material respects; or (e) any failure by the Member to furnish the Bank such information, and such access to all its books and records, and copies thereof, as the Bank may reasonably require.

9. REMEDIES Upon the occurrence of an Event of Default, without limiting any other rights and remedies which may be available at law or in equity, the Bank shall have all rights and remedies as provided for in respect of a default under the Advances Agreement.

10. ISSUANCE OF FURTHER NOTES. Upon the occurrence of an Event of Default, the Bank may, in its sole discretion, without limiting any other rights and remedies which may be available at law or in equity, issue written instructions (or telephonic instructions, confirmed in writing in accordance with Section 107 of the Indenture promptly thereafter) to the Beneficiary not to issue or deliver Senior Notes, which instructions may be specified with respect to a particular issue of Senior Notes or may be general and applicable to all Senior Notes requested to be issued or


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     delivered after receipt of such instructions, until revoked or superseded by further instructions from the Bank.

11. GOVERNING LAW; CUMULATIVE REMEDIES. In addition to the terms and conditions specifically set forth herein and in any Confirmation between the Bank and the Member, this Agreement and the Credit shall be governed by the Federal Home Loan Bank Act, Rules and Regulations of the FHFB, policies, guidelines and directives of the FHFB, and the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the laws of the State of Georgia (without giving effect to choice of law principles included therein). Notwithstanding the foregoing, Article 9 of the Uniform Commercial Code as in effect in the State of Georgia shall be deemed applicable to this Agreement and to any Credit hereunder. It is further agreed that this Agreement shall be supplemented by the provisions (to the extent that such provisions are consistent with the provisions of this Agreement) of the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and, to the extent not inconsistent therewith, by the provisions of Article 5 of the Uniform Commercial Code as in effect in the State of Georgia. All rights and remedies of the Bank hereunder are cumulative of each other and of every other right or remedy which the Bank may otherwise have at law or in equity or under any contract or other writing for the enforcement of the security interest herein or the collection of any amount due hereunder.

12. WAIVER; AMENDMENT; SEVERABILITY. No delay or failure on the part of the Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No waiver by the Bank of any Event of Default shall be effective unless in writing and signed by an authorized officer of the Bank, and no such waiver shall be deemed to be a waiver of a subsequent Event of Default or be deemed to be a continuing waiver. No course of dealing between the Member and the Bank or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any default. If any provision of this Agreement is held invalid or unenforceable to any extent or in any application, the remainder of this Agreement, or the application of such provision to different persons or circumstances or in different jurisdictions, shall not be affected thereby.

13. INDEMNITY. Member agrees to defend, indemnify and hold harmless the Bank and the Bank's correspondents, agents and subagents, and its directors, officers and employees, from and against any and all demands,


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     actions, damages, claims, losses, penalties, liabilities and expenses
     (including reasonable attorneys' fees and expenses whether or not suit is instituted), not involving any Indemnitee's (as defined below) bad faith or any willful breach of any Indemnitee's obligations under this Agreement or the Credit, or involving any violation by any Indemnitee of obligations under the governing laws and authorities referred to in Section 11 of this Agreement, resulting from or incurred, suffered or paid by any of them in connection with this Agreement, the Credit, or any breach or failure in respect of the Member of any representation, warranty, covenant, agreement, term or condition set forth in or referred to in this Agreement.

     The Member further agrees to assume liability for and to indemnify, protect, save and hold harmless the Bank, each individual, corporation, partnership, trust, association or other entity ("Person") controlling the Bank, any affiliate of any such Person or the Bank and their respective directors, officers, incorporators, shareholders, partners, servants, trustees, employees and agents (the "Indemnitees") from and against any and all losses, liabilities, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses whether or not suit is instituted) or judgments of whatever kind and nature, imposed upon, incurred by or asserted against the Indemnitees, which are (x) based upon or arising under the securities laws of the United States of America or of any state or any regulation, rule, or interpretation thereunder or thereof to the extent arising from the transactions contemplated hereby and by the Distribution Agreement, (y) based upon the inaccuracy of any representation made or reaffirmed by the Member, or (z) based upon any untrue statement or alleged untrue statement of a material fact in the Offering Circular (as defined in the Distribution Agreement), or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If any action, suit or proceeding arising from any of the foregoing is brought against any of the Indemnitees, the Member will, if requested in writing within a reasonable time to do so, and at its own expense, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Member (which counsel shall be satisfactory to such Indemnitees) and regardless of whether the Member is a party to the same, pay all reasonable costs and expenses of such defense (including, without limitation, reasonable attorneys' fees and expenses).

     It is agreed, however, that the obligations of the Member under this
     Section 13 shall not extend to any liability of any Indemnitee arising out of any untrue statement by any Indemnitee (whether written or oral)


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     of a material fact in connection with the issue and sale of the Senior
     Notes, or any omission by any Indemnitee to state a material fact necessary to make any statement by any Indemnitee, in light of the circumstances under which it was made, not misleading, in connection with the issue and sale of the Senior Notes, except to the extent such untrue statement or omission was made by such Indemnitee on the basis of information provided by or omitted to be provided by the Member. The provisions of this Section 13 shall not be deemed to constitute a waiver on the part of the Member of any of its rights at law or in equity against any Indemnitee in any circumstance contemplated by the preceding sentence hereof.

     The foregoing indemnity will also extend to any supplemental material subsequently furnished to the Agents by the Member and distributed to purchasers or prospective purchasers during the term of the Distribution Agreement.

     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 13 is for any reason held unavailable (otherwise than in accordance with the terms of this Section 13), the Member and any Indemnitees sought to be charged with any liability shall contribute to the aggregate costs of satisfying such liability in the proportion of their respective economic interests. For purposes of this Section 13, the "economic interests" of the Member shall be equal to the aggregate proceeds of the Senior Notes issued in connection with the Distribution Agreement received by the Member and the "economic interests" of any Indemnitee shall be equal to the aggregate commissions and fees earned by the Bank as a result of the issuance of the Credit.

     The obligations of the Member under this Section 13 shall survive any termination of the Indenture, in whole or in part, or of the Credit or this Agreement, in whole or in part.

14. OTHER LETTER OF CREDIT REIMBURSEMENT AGREEMENTS. In the event that at any time there shall be in effect any Letter of Credit Reimbursement Agreement between the Member and the Bank other than this Agreement, the terms and provisions of this Agreement shall be the sole terms and provisions applicable to the Credit and the respective rights and obligations of the parties hereunder.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.


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IN WITNESS WHEREOF, the Member and the Bank have caused this Agreement to be signed in their names by their duly authorized officers as of the date first above mentioned.


FEDERAL HOME LOAN BANK                      BANKUNITED, FSB
OF ATLANTA


By:                                         By:
    ------------------------------              -------------------------------
    Vice President and Director of          Title:
       Credit Services                             ----------------------------


By:                                         By:
    ------------------------------              -------------------------------
    Vice President and Director of          Title:
       Collateral Services                         ----------------------------


NOTE: This form must be signed on behalf of the Member by two authorized signers as identified on the Member's Credit and Collateral Signature Card.


































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